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                                                                    Exhibit 10.1


                                   AGREEMENT


     The Agreement is effective as of the 29th day of June, 2000. The parties to this Agreement are Patrick M. Scott ("P. Scott") and his wife, Karen L. Scott ("K. Scott"), collectively "the Scotts", and Fisher Companies Inc. ("FCI") and Fisher Broadcasting Inc. ("FBI"), collectively "Fisher".

Preamble:

A. P. Scott is a long term, valuable employee of FCI's subsidiary, FBI, and is separating from FBI due to a disability.

B. Fisher wishes to assist P. Scott in bridging the income gap left by his anticipated separation prior to normal retirement.

Therefore, the parties agree as follows:

1. Separation Due to Disability. Effective January 31, 2001 ("the Separation Date"), P. Scott's employment with FBI will be terminated due to his present
disability.   Due to his disability, P. Scott will also resign as an officer and director of FBI effective as of the Separation Date or, at an earlier date, if requested by Fisher. Prior to the Separation Date, P. Scott will perform such duties as reasonably possible in light of his disability. Beginning August 1, 2000, P. Scott will utilize his unused accrued sick leave and, thereafter, if necessary, vacation leave (the parties agree that P. Scott's unused accrued vacation leave totaled 1067 hours as of December 31, 1999). To the extent possible, this time will be applied against the six month elimination period under the Plan (as defined below). To the extent not used before the Separation Date, P. Scott may receive the cash value of his remaining vacation leave, such cash value to be based upon his current base compensation and to be paid to him not later than the Separation Date. Unused sick leave will be forfeited. After the Separation Date, P. Scott will have no ongoing duties or responsibilities for Fisher or its successors, but he agrees, if requested, to provide limited consultation from time to time as reasonably requested and possible in light of his disability, to assure a smooth transition of P. Scott's responsibilities. Such consultation shall be provided at no expense to Fisher.

2. Announcement of Separation. The parties agree that P. Scott's separation will be announced and described as an early retirement requested by P. Scott. The precise timing and place of any such announcement(s) will be as mutually agreed. The details of this Agreement and the fact of P. Scott's disability will remain confidential, except as expressly provided elsewhere in this Agreement.

3. Disability Benefits. Within ten (10) business days after the date of this Agreement, P. Scott will file the appropriate applications for, and the parties to this Agreement will use their best

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efforts to obtain initially and then retain, disability benefits for P. Scott under all applicable disability insurance policies in existence as of the effective date of this Agreement. It is expected that such efforts by P. Scott will include without limitation submitting to periodic physical examinations and responding to insurance company inquiries. All such disability benefits will be paid to P. Scott immediately following the receipt thereof by Fisher, subject to applicable withholding as contemplated by paragraph 7 of this Agreement.

4. Supplemental Pension Plan Benefits. Subject to paragraph 3 of this Agreement and to the conditions of the Supplemental Pension Plan, P. Scott shall be entitled to receive the following benefits:

a.   Benefits Under the Plan.  P. Scott shall receive such disability and
     ------------------------
retirement benefits or such other benefits as are provided under the Supplemental Pension Plan effective as of March 7, 1996 (the "Plan").

b.   Separation/Disability Pay.  It is projected that P. Scott's monthly
     --------------------------
disability payment under the Plan will be $21,153 (based on 60% of Average Compensation (as defined in the Plan) of $423,056). Fisher maintains four disability insurance policies on P. Scott, the aggregate monthly benefits from which are expected to be $15,450. The parties acknowledge that it is possible (although not expected) that P. Scott may not initially or continue until age 65 to qualify for the full amount of such benefits. Fisher agrees to provide up to, but not to exceed, $1,000,000 in disability payments to be paid between the Separation Date and P. Scott attaining age 65, as follows:

     (i) the difference between the projected monthly disability payment of $21,153 and the aggregate amount of the expected monthly disability insurance proceeds of $15,450 or $5,703; and

     (ii) any reduction in the aggregate monthly disability insurance proceeds in the event any disability insurance benefit is denied initially or after commencement due to a determination by an insurance carrier that P. Scott is not or has ceased to be disabled.

In the event all the disability insurance carriers determine that P. Scott is not or is no longer disabled, Fisher will make or continue to make monthly disability payments to P. Scott of $21,153 until the full amount of the $1,000,000 has been expended. In such event, P. Scott's accrual of service credit under the Plan will continue until the $1,000,000 has been paid, at which time the continued accrual of service credit will cease and his retirement benefit will be calculated as of that time pursuant to the Plan. If any amount of the $1,000,000 has not been expended at the time P. Scott attains age 65, Fisher will pay such amount to him in a lump sum payment within thirty (30) days after his 65/th/ birthday.

c.   No Affect.  This Agreement will not affect P. Scott's vested rights under
     ---------
the FBI Defined Pension Trust or 401(K) Plan.

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5.   Medical and Dental Coverage. Fisher will provide, at its expense, continued
medical and dental insurance coverage for P. Scott until he attains age 65, for
K. Scott until she attains age 65, and for their son Mark for the same period of time that he would be eligible to remain on P. Scott's medical and dental coverage which is in effect as of the Separation Date. If for any reason Fisher is no longer able to provide such benefits under its existing plans, Fisher will either procure individual policies with comparable benefits or will reimburse P. Scott, K. Scott and their son for the premiums on such comparable policies. If
P. Scott and/or K. Scott become eligible for medical or dental coverage by reason of the employment of either, then Fisher's obligation to provide coverage or reimbursement will terminate as of the date of such eligibility.

6. Fisher Stock Options and Grants. The Committee under the Fisher Companies Incentive Plan of 1995 has determined, based on a medical opinion from P. Scott's physician, that P. Scott's employment with FBI is terminating because of a disability within the meaning of such Plan, as amended prior to the effective date of this Agreement. P. Scott will have all rights accorded to employees terminating due to disability set forth in the Amended and Restated Fisher Companies Incentive Plan of 1995 and in P. Scott's existing stock option and restricted stock rights agreements.

7. Withholding. All payments required by this Agreement to be made by Fisher will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Fisher may reasonably determine should be withheld or paid according to any applicable law or regulation.

8.   Confidentiality.   P. Scott acknowledges that during the course of his
relationship with Fisher, he has had and may continue to have access to and make use of certain trade secrets and confidential information (collectively, "Confidential Information"). "Confidential Information" refers to all nonpublic information relating to Fisher or its affiliates that is disclosed to or produced by P. Scott or that P. Scott otherwise obtains during employment with FBI, including but not limited to business strategies, financial results, lists of current or future customer accounts, key persons to contact with regard to customer accounts, customer needs, contractual agreements between Fisher and others, ideas, and compilations of information and records owned by Fisher and regularly used in business operations by Fisher. P. Scott agrees that he will not disclose any Confidential Information, directly or indirectly, or use any of it in any way, except as required in the course of his relationship with Fisher.
P. Scott further agrees that all files, records, documents, drawings, specifications, lists, equipment, graphics, designs, and similar items relating to the business of Fisher, including any copies, whether prepared by P. Scott or otherwise coming into his possession, will remain the exclusive property of Fisher and will not be removed from the premises of Fisher without the prior written consent of Fisher, or if already removed will either be returned to Fisher prior to the Separation Date or destroyed by P. Scott and such destruction certified in writing to Fisher. The parties agree that the terms of this Agreement are confidential, that the Scotts will not disclose any such terms to any third party (including without limitation any employees of Fisher, unless authorized by Fisher to discuss same with specific employees) except their attorney and financial advisors (who the Scotts will use their best efforts to ensure comply with this confidentiality commitment) or as required by law, and that

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Fisher will not disclose any such terms to any third party (including without limitation those employees of Fisher who have no need to know such terms) except their attorneys and employee benefit advisors (who Fisher will use their best efforts to ensure comply with this confidentiality commitment) or as required by law.

9. Release. The Scotts waive all claims against Fisher, its past and/or present affiliated entities, and/or their past and/or present shareholders, owners, officers, directors, employees and/or agents in connection with P. Scott's employment by and separation from FBI. This waiver covers all existing claims, whether known to the Scotts now or not, including but not limited to claims which could be made under the federal Age Discrimination in Employment Act ("ADEA"), the federal Americans with Disabilities Act, the federal Civil Rights Acts, any other federal, state or local law, or any express or implied contract, as well as any claims for attorneys fees. The Scotts acknowledge that nothing in this Agreement is to be interpreted as an admission by Fisher or any other entity or person of any wrongdoing.

10. Execution and Revocation. P. Scott acknowledges that he has been advised in writing, by this paragraph, to consult an attorney before signing this Agreement. P. Scott also acknowledges that he has had an opportunity to consult with an attorney and that he has had the opportunity to take at least 21 days to consider this Agreement and whether to accept its terms. The Scotts acknowledge that they sign this Agreement voluntarily and that they fully understand its terms. P. Scott understands that he may revoke his acceptance of this Agreement during the seven days following his execution of this Agreement only by delivery of a written notice to Fisher. If P. Scott does so revoke such acceptance, this Agreement will not become effective or enforceable.

11.  General Provisions.

a.   Disputes.  Any dispute or controversy arising out of or in connection with
     ---------
this Agreement will be arbitrated in Seattle, Washington before a single arbitrator under the rules of the American Arbitration Association, except to the extent a non-breaching party seeks injunctive relief, in which case the action may be filed in court in King County, Washington, which the parties agree is the appropriate venue for any such action. Further, the parties agree that Washington law, without regard to its conflict of laws provisions, will govern any dispute between the parties. The results of any arbitration will be final, binding on all parties, and a judgment thereon may be entered in any court.
The claimant in the arbitration will have the burden of proving its/his/her claim by a preponderance of the evidence. The arbitrator will render a written decision, naming the substantially prevailing party.

b.   Attorney's Fees.  If any party initiates an arbitration or lawsuit to
     ----------------
enforce this Agreement or to recover damages for the breach thereof, the substantially prevailing party will be entitled to recover its/his/her costs and attorney's fees in such action.

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c.   Assignment.  No party may assign its/his/her rights and obligations under
     -----------
this Agreement without the prior written consent of the other parties, which consent will not be unreasonably withheld.

d.   Binding Effect; Beneficiaries.  This Agreement will bind and inure to the
     ------------------------------
benefit of the parties, their permitted assigns, and the Scotts legal representatives and heirs, as well as the Scotts' son in connection with Fisher's commitment in this Agreement to provide medical and dental coverage to him. With the exception of medical and dental coverage for P. Scott individually, Fisher's obligations in this Agreement will survive P. Scott's death. Fisher shall cause any successor to it to assume Fisher's continuing obligations under this Agreement, including any obligations under the benefit plans referred to herein.

e.   Authority.  Fisher warrants that it has been duly authorized to enter into
     ----------
this Agreement.

f.   Miscellaneous.  This Agreement constitutes a single integrated contract
     --------------
expressing the entire agreement of the parties and may be amended only in writing. There are no other representations or agreements, whether oral or written, in regard to this Agreement or its subject matter. The parties further agree that this Agreement will not be construed in favor of or against any party. If any provision of this Agreement is held invalid, it will be considered severable from the remainder, and the remaining provisions will be given full force and effect.

     Signed on the dates indicated below.


Date:  June 28, 2000                         /s/ Patrick M. Scott
      ----------------------                 ----------------------------------
                                             PATRICK M. SCOTT



Date:  June 28, 2000                         /s/ Karen L. Scott
      ----------------------                 ----------------------------------
                                             KAREN L. SCOTT


                                             FISHER COMPANIES INC.



Date:  June 29, 2000                         By /s/ William W. Krippaehne, Jr.
      ----------------------                    -------------------------------
                                             Its  President & CEO
                                                  -----------------------------

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                                             FISHER BROADCASTING INC.



Date:  June 29, 2000                         By  /s/ William W. Krippaehne, Jr.
      ----------------------                     ------------------------------


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